Exhibit 10.14

Loan Agreement

This is an agreement among Boston Restaurant Associates, Inc., a Delaware corporation with its headquarters in Saugus, Massachusetts (“BRAI”), George R. Chapdelaine (“Trustee”), only in his capacity as Trustee of BRA Nominee Trust (“Trust”) under a declaration of trust dated January 23, 1991, recorded with the Suffolk County Registry of Deeds in Book 16684, Page 20, and filed with the Suffolk Registry District of the Land Court as Document No. 472988, and Commerce Bank & Trust Company, a Massachusetts trust company with its headquarters in Worcester, Massachusetts (“Lender”).

1.                                       Circumstances of the agreement.  BRAI, the Trustee, and Lender enter into this agreement in the following circumstances.

A.                                   Through wholly-owned subsidiaries, BRAI operates a chain of sixteen restaurants.  Such restaurants (“Restaurants”) are listed on the schedule attached to this agreement as Schedule 1.

B.                                     The Trustee owns three connected condominium units in Boston, Massachusetts (“Property”), which are leased to one of BRAI’s subsidiaries for its use as one of the Restaurants and for storage.

C.                                     Pursuant to a Loan Agreement dated April 30, 2002 (“2002 Loan Agreement”), Lender established for BRAI certain credit facilities in the maximum amount of $3,500,000 (“2002 Loans”).

D.                                    BRAI and the Trustee (“Borrowers”) have requested that Lender consolidate and restructure the 2002 Loans by making the following loans (“New Loans”):

(1)                                  $800,000 to the Trustee (“Mortgage Loan”), the proceeds of which will be used primarily to pay off a portion of the outstanding balance of the 2002 Loans; and

(2)                                  $1,500,000 to BRAI (“Term Loan”), the proceeds of which will be used primarily to pay off the remainder of the outstanding balance of the 2002 Loans.

E.                                      Lender has approved Borrowers’ loan request on the terms and conditions stated in this agreement and in certain other legal documents signed on this date.

2.                                       Certain definitions.  The following defined terms are used in this agreement.

A.                                   “Loan Documents” means this agreement and all other legal documents signed and delivered to Lender by Borrowers before, upon, or after the date of this agreement in connection with any aspect of the transactions contemplated by this agreement, including without implied limitation (1) the promissory notes that evidence the New Loans, (2) a collateral assignment of a life insurance policy, (3) a mortgage of even date granted by the Trustee to Lender on the Property, and (4) an assignment of leases and rents of even date with respect to the Property, together with all amendments, restatements, modifications, replacements, renewals, supplements, and substitutions thereof and therefor.  A list of the Loan Documents as of the date of this agreement is attached to this agreement as Schedule 2.

B.                                     “Related Documents” means all agreements and all other legal documents signed and delivered between or among Lender and any third party or parties on or after the date of this agreement in connection with the transactions contemplated by this agreement (including third-party documents also signed by one or both of the Borrowers), together with all amendments, restatements, modifications, replacements, renewals, supplements, and substitutions.  Among the Related Documents are (1) a Multi-Party Guaranty Agreement of even date (“Guaranty Agreement”) among Lender, Borrowers, and BRAI’s subsidiaries, other than Polcari’s of Hyannis, Inc., which are listed on Schedule 1 (“Subsidiaries”), and (2) a Multi-Party Security Agreement of even date among Lender, BRAI, and all of the Subsidiaries except Polcari’s of Cambridge, Inc.  A list of the Related Documents as of the date of this agreement is attached to this agreement as Schedule 3.

C.                                     “Obligations” means all monetary and non-monetary obligations of payment, performance, observance, or otherwise, owed to Lender by Borrowers in connection with the transactions contemplated by this agreement, by the other Loan Documents, and/or by the Related Documents, regardless of whether such obligations are now existing or hereafter arising, due or to become due, matured or unmatured, contingent or absolute, liquidated or unliquidated, or joint, several, or joint and several.

D.                                    “Obligors” means collectively Borrowers and the Subsidiaries.

3.                                       New Loans.  Lender shall advance the proceeds of the New Loans as soon after the date of this agreement as Borrowers have satisfied all of Lender’s closing and funding conditions.  Borrowers agree to satisfy such conditions within thirty days after the date of this agreement.

4.                                       Status of commitment letter.  Lender’s commitment letter dated January 19, 2005, is terminated by this agreement.

5.                                       Key person life insurance.  At all times while any of the Obligations remain outstanding, BRAI shall keep in full force and effect, through one or more insurers reasonably satisfactory to Lender, one or more policies of insurance (“Policies”) on the life of BRAI’s President, who is now George R. Chapdelaine (“Executive”).  At all times the Policies (1) shall be owned by BRAI, (2) shall identify BRAI as the beneficiary, (3) shall provide death benefits aggregating not less than One Million Dollars ($1,000,000), net of policy loans, payable to BRAI upon the death of the Executive, and (4) shall be collaterally assigned to Lender in the net amount of $1,000,000 as security for the Obligations on terms and conditions satisfactory to Lender.  No such collateral assignment shall be considered complete until it has been acknowledged by the insurer.  Upon the death of the current Executive or any successor Executive, Lender may apply the proceeds of the Policies to payment of the Obligations in such a manner as Lender decides advisable, even if no Event of Default is then outstanding.  The insurance coverage required by this Section 5 shall be in addition to the insurance coverage referenced in Section 7B.

6.                                       Prohibition regarding cash dividends and distributions.   BRAI covenants and agrees with Lender that it will not pay any cash dividends to any of its stockholders or make any other cash distribution to any of its stockholders on account of the stock held by such stockholders, except that Borrower may pay dividends to the holders of its preferred stock issued as of January 20, 2005 (“Preferred Stock”), as required by the terms thereof.  BRAI represents to Lender that the Preferred Stock was issued pursuant to and in accordance with documents in the form of those that are attached to this agreement as collective Exhibit D.

7.                                       Debentures.

A.                                   BRAI represents to Lender (a) that the list attached as Schedule 4 identifies correctly all of BRAI’s outstanding convertible debentures (“Debentures”) and (b) that all of the Debentures are in the form attached as Exhibit A.  BRAI shall make no payments of principal on the Debentures while any of the Obligations remain outstanding, except as provided in Section 7B, but may make regularly scheduled payments of interest on the Debentures as long as (i) no Event of Default has occurred, is outstanding, and has not been cured, waived, or ceased to exist, and (ii) the payment of interest would not cause an Event of Default to occur.  BRAI shall not voluntarily convert any of the Debentures if any Event of Default is outstanding.

B.                                     Subject to the provisions of Section 5 of this agreement, BRAI may use up to $1,000,000 of the proceeds of key man life insurance policy number 75119693 to permit the holders of the Debentures to redeem, on a pro rata basis amongst themselves, pursuant to an agreement dated as of December 31, 1996, up to $1,000,000 in principal amount of the Debentures.

8.                                       Redemption of stock.  BRAI shall not redeem any shares of its stock without Lender’s prior express written approval, which shall not be unreasonably withheld or delayed.   A stockholder’s conversion of Preferred Stock to common stock shall not be considered a violation of the foregoing provision, provided that BRAI makes no payment in consideration of such conversion.

9.                                       Prohibition regarding loans, investments, and acquisitions.  Without Lender’s prior express written approval, BRAI shall not Invest in or Acquire (as defined below) any other business organization, except that BRAI may Invest in any of the Subsidiaries.   In this Section 9, “Invest in or Acquire” means (i) to lend money, (ii) to guaranty another’s obligations (except to Lender), (iii) to purchase securities or debt, (iv) to acquire directly or indirectly any equity interest, and (v) to acquire all or substantially all of the assets of an organization.

10.                                 New Indebtedness; Renovation Projects.

A.                                   New Indebtedness.   BRAI shall not incur any New Indebtedness without Lender’s prior express written consent.  “New Indebtedness” includes any actual or contingent liability arising after the date of this agreement from (1) an extension of credit, (2) a guaranty by any of the Obligors of another’s indebtedness or obligations, or (3) any other consensual transaction which creates in any of the Obligors a direct or indirect obligation of future payment; New Indebtedness does not include, however, (i) indebtedness incurred in financing a Renovation Project, as defined below, provided that such financing is permissible under Section 10B, (ii)   indebtedness to vendors incurred in the ordinary course of business to the extent that (a)  the invoice is payable within ninety (90) days after the delivery of the goods or services, and (b) payment is not more than thirty (30) days overdue, (iii) indebtedness owed to Lender, and (iv) guarantees of others’ indebtedness to Lender.

B.                                     Renovation Projects.   If BRAI and/or one of the Subsidiaries wishes to borrow money to renovate one or more of the Restaurants, then BRAI shall notify Lender of the scope and cost of the project (“Renovation Project”) and of the amount of financing desired (“Renovation Financing”).  Lender shall use reasonable efforts to notify BRAI within thirty (30) days thereafter as to the terms and conditions, if any, on which Lender is willing to provide Renovation Financing.  If Lender makes any offer to provide Renovation Financing (“Offer”) then BRAI shall not proceed with the Renovation Project unless BRAI either accepts the Offer or elects to proceed with the Renovation Project without any Renovation Financing.  If Lender fails to make an Offer, then BRAI shall (i) proceed with the Renovation Project without any Renovation Financing, (ii) cancel the Renovation Project, or (iii) with Lender’s prior express written consent, obtain Renovation Financing from a third party.

11.                                 Existing debt.   Borrowers represent to Lender that the list attached to this agreement as Schedule 5 (“Other Debt”) identifies correctly all indebtedness of the Obligors, including capital leases, other than (a) the debt represented by the Debentures and (b) trade debt to vendors.  Lender acknowledges that BRAI’s obligations with respect to the Preferred Stock do not constitute indebtedness for purposes of this Section 11.

12.                                 Financial covenants.  BRAI covenants and agrees with Lender as follows:

A.                                   Profitability.    As of the end of each fiscal year, BRAI shall have annual net after-tax income of at least one dollar ($1.00).

B.                                     Losses.  BRAI shall not have negative net after-tax income in more than two consecutive fiscal quarters, even if the quarters span two fiscal years, except with the respect to the last quarter of BRAI’s 2005 fiscal year and the first quarter of its 2006 fiscal year.

C.                                     Debt service coverage.

(1)                                  As of the end of each fiscal quarter of each fiscal year of BRAI, subject to Section 12C(2), the ratio of (a) BRAI’s Adjusted Operating Cash Flow for the four most recent quarters, to (b) its Debt Service Liability for such four quarters, shall be (c) at least one and one-half to one (1.50:1.00). “Adjusted Operating Cash Flow” means (x) the sum of (i)  net income after corporate income taxes, (ii) interest payable on loans and capital leases, (iii) depreciation expense, and (iv) amortization expense, less (y) the sum of (i) internally financed capital expenditures and (ii) dividends paid in accordance with Section 6 of this agreement to holders of the Preferred Stock, all for the four most recent quarters, and all on a consolidated basis.  “Debt Service Liability” means the sum of all principal and interest payable during such four quarters on all loans and capital leases.  A copy of the formula to be used for calculation of the foregoing covenant is attached to this agreement as Exhibit B.

(2)                                  For the first three quarters of the fiscal year ending in April 2006, notwithstanding the ratio and the testing schedule prescribed by Section 12C(1), BRAI’s debt service coverage ratio shall be measured and tested only as follows: (i) such ratio shall be at least

1.10:1.00  for the single fiscal quarter ending in July 2005; (ii) at least 1.30:1.00 for the two fiscal quarters ending in October 2005; and (iii) at least 1.50:1.00 for the three fiscal quarters ending in January 2006.

D.                                    Capital expenditures.  In no fiscal year shall BRAI’s aggregate capital expenditures, calculated as prescribed below, exceed Five Hundred Thousand Dollars ($500,000).  In calculating its capital expenditures, BRAI (a) shall include all payments due to be made by any of the Obligors during the year on capital leases to the extent that the payment obligations were created during the year (whether through renewal, extension, or supplementation of a previously existing lease or through execution of a new lease) but (b) shall exclude (i) the financed portion of the costs of any Renovation Project if such costs are incurred in accordance with Section 10 of this agreement and (ii) the costs of the current renovation of the Restaurant in Saugus, Massachusetts.  A list of the Obligors’ current capital leases, including annual payment obligations, is attached to this agreement as Schedule 6.

E.                                      Tangible net worth.  At all times the sum of (1) BRAI’s tangible net worth, as defined by generally accepted accounting principles (“GAAP”), and (2) the outstanding principal balance of any indebtedness that is subordinated to Lender’s claims against BRAI on terms that are satisfactory to Lender (including the Debentures), shall be at least Seven Hundred Thousand Dollars ($700,000).

F.                                Consolidation.  In determining BRAI’s compliance with the covenants set forth in this Section 12, Borrower’s financial performance and condition shall be consolidated with that of the Subsidiaries.

G.                               Exclusion.  For all purposes of this Section 12, there shall be excluded all amounts reasonably allocable to Polcari’s of Cambridge, Inc.

13.                                 Methodology for determining compliance with covenants.  Compliance with all financial covenants in this agreement shall be determined from the financial statements and certificates submitted to Lender pursuant to this agreement, together with such other information as Lender obtains.  BRAI shall ensure that such financial statements and certificates permit the ready and accurate calculation of all ratios and other components of the covenants.  If Lender determines to its satisfaction that such documents do not fully or accurately report the information necessary to calculate such items, then BRAI shall appropriately revise or supplement the documents within ten business days after Lender’s written request.

14.                                 Reporting.

A.                                   Borrowers agree to deliver to Lender the following reports and information on the following conditions and terms:

(1)                                  Within thirty days before the end of each of BRAI’s fiscal years: A business operating plan for the upcoming fiscal year, prepared internally on a consolidated and consolidating basis, including monthly cash flow projections, and also including any projected new restaurant;

(2)                                  Within forty-five days after the end of each fiscal quarter of BRAI:  An internally prepared financial statement of BRAI, such statement to include a balance sheet, a statement of profit and loss, and a statement of cash flow, on both a consolidated and an unconsolidated basis;

(3)                                  Within one hundred twenty days after the end of each of BRAI’s fiscal years: consolidating and consolidated financial statements of BRAI for the fiscal year most recently ended, including a statement of profit and loss, a balance sheet, and a statement of cash flow, such consolidated financial statements (but not such consolidating financial statements) to be audited by an independent certified public accountant reasonably satisfactory to Lender (for which purpose, Lender approves BDO Seidman), together with any management letter and all other letters, reports, and other documents given by such accountant to BRAI,

(4)                                  At the same times when reports are due to be delivered to Lender pursuant to the preceding subsections (2) and (3): A Covenant Compliance Certificate in one of the forms attached to this agreement as Exhibit C, duly executed by the President or Treasurer of BRAI, together with a reasonably detailed explanation and documentation of the calculations made in preparing the certificate; and

(5)                                  Within fifteen days after their filing: Copies of all documents filed by BRAI with the Securities and Exchange Commission.

B.                                     All financial statements, certificates, and reports submitted to Lender shall be in such form as Lender from time to time requests in good faith.  If Lender in good faith requests additional information and/or documents pertaining to the business or financial affairs of any of the Obligors, then Borrowers shall deliver such information and documents to Lender in a form reasonably satisfactory to Lender within ten days after Lender’s request.

C.                                     In addition to the Audits, Borrowers agree to allow Lender and its representatives to inspect and copy any and all books, records, and other documents and information (including information stored electronically) concerning the Obligors’ business and finances.  Lender shall be given such access to such documents and information during business hours, upon reasonable notice, and with such frequency as Lender reasonably decides advisable.  Borrowers shall cooperate with Lender during such inspections and shall instruct their representatives, employees, bookkeepers, and accountants also to cooperate with Lender.  If any item that Lender wishes to review belongs to one of the Subsidiaries and is not in BRAI’s possession, then BRAI promptly shall cause the item (or a copy thereof) to be made available to Lender at a time and place satisfactory to Lender.  Lender’s activities under this Section 14C shall be conducted at Lender’s expense unless such activities are undertaken in response to an Event of Default, in which case Borrowers shall reimburse Lender therefor within ten days after Lender’s written request.

D.                                    From time to time within ten days after a written request by Lender, one or more senior officers of BRAI shall meet with Lender to assess BRAI’s operating performance and such other issues as Lender designates.  Such meetings shall be held at times and places reasonably selected by Lender.  At such meetings BRAI (1) shall provide Lender with all documents and information requested in good faith by Lender and (2) shall make available for consultation any employees, agents, and consultants whose attendance is reasonably requested in good faith by Lender.

15.                                 Standard representations and warranties.  This Section 15 includes provisions pertaining not only to Borrowers but also to the Subsidiaries.  Borrowers acknowledge and agree with Lender that any violation of such a provision will constitute an Event of Default even if Borrowers bear no direct responsibility for the violation.  On that basis, Borrowers jointly and severally warrant and represent to Lender as follows with respect to themselves and the Subsidiaries.

A.                                   Organization.  Each of the Obligors has been duly organized under the laws of the state of its organization and is in good standing under the laws of such states and under the laws of every other jurisdiction in which it does business and in which the failure to be so qualified would have a material adverse effect upon its operations.  Each of the Obligors has the power and authority to own its assets, (ii) to operate its business as presently conducted,

(iii) to enter into (a) this agreement and the other Loan Documents (in the case of Borrowers) or (b) the Related Documents (in the case of Borrowers and/or the Subsidiaries) (all collectively “Principal Agreements”) and (iv) to perform and observe its obligations under the Principal Agreements.

B.                                     Authorization.  The signing, delivery, and performance of the Principal Agreements (1) have been duly authorized by all required votes and other actions of the Obligors and their stockholders, directors, or beneficiaries (2) do not and will not contravene any law or regulation in any material respect, (3) are in accord with the Obligors’ organizational documents and all other governing documents, and (4) do not and will not in any material respect constitute a violation of, or a default under, any agreement, instrument, judgment, order, decree, permit, license, or other restriction or undertaking binding upon any of the Obligors or any of their assets, nor will the same result in the creation (other than in favor of Lender) of any mortgage, pledge, security interest, lien, encumbrance, or charge upon any of the Obligors’ assets.

C.                                     Valid and binding obligations.  The Principal Agreements and all of their terms and conditions are valid and binding obligations of the Obligors and are enforceable in accordance with such terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.

D.                                    Approvals.  Except as set forth in Schedule 7, attached, the Obligors’ signing and delivery of the Principal Agreements and their performance of their obligations under the Principal Agreements do not require any approval, consent, filing, or registration with (1) any government or governmental agency or authority, or (2) any nongovernmental entity or person.

E.                                      Ownership of collateral.  At the time the Obligors mortgage, pledge, assign, or otherwise transfer to Lender as collateral any interest in any property (1) each of the

Obligors is and shall remain the lawful owner of such interest; (2) each of the Obligors now has and always shall retain the right to mortgage, pledge, assign, or otherwise transfer such interest; (3) except to the extent expressly permitted by another provision of this agreement or any of the other Loan Documents or Related Documents no such interest now is, or in the future shall be, mortgaged, pledged, assigned, or otherwise transferred to any person other than Lender, or in any way encumbered, without Lender’s prior express written consent, and (4) the Obligors will defend the same against the claims and demands of all persons.

F.                                      Initial financial statements.  In entering into this agreement Lender has relied upon Borrower’s audited financial statements for the period ending April 25, 2004, and unaudited financial statements for the period ending January 23, 2005 (“Initial Financial Statements”).  The Initial Financial Statements (a) were prepared in accordance with GAAP and (b) fairly presented (i) the financial condition of the Obligors and (ii) the operation of the Obligors’ businesses.  As of the date or dates of the Initial Financial Statements, the Obligors had no material indebtedness or other material liabilities, debts, or obligations whether accrued, absolute, contingent, or otherwise, whether due or to become due, including but not limited to liabilities or obligations on account of taxes or other governmental charges, other than those reflected in the Initial Financial Statements.

G.                                     Changes.  Since the date or dates of the Initial Financial Statements there have been no changes in the assets, liabilities, financial condition, operations, prospects, or business of the Obligors, the effects of which have been materially adverse, individually or in the aggregate as to any one or all of the Obligors.  Each of the Obligors (1) owns assets having a fair saleable value in excess of the amount required to pay the probable liability on its existing and anticipated debts and other obligations, and (2) has access to adequate capital for the conduct of its business and the discharge of its debts as such debts mature.

H.                                    Accuracy of Other Financial and Business Information.  In addition to the Initial Financial Statements, Borrowers have provided Lender various documents concerning their financial position, business operations, business prospects, and related matters, all of which are identified on the attached Schedule 8 (“Initial Business Information”).  All the Initial Business Information is true and accurate in all material respects.  Borrowers have disclosed to Lender all information which is reasonably necessary to make the Initial Business Information, together with the Initial Financial Statements, not misleading as to the Obligors’ finances, businesses, and prospects.

I.                                         Events of Default.  As of the date of this agreement, no Event of Default (defined below) exists, and no circumstance or condition exists which, but for the passage of time or the giving of notice, or both, would constitute an Event of Default.

J.                                        Taxes.  The Obligors have filed all federal, state, and other tax returns which are required and either have paid in full all required taxes, assessments, and other governmental charges or have established adequate reserves for any taxes which they are contesting.  The Obligors have established adequate reserves for the payment of all federal, state, and other tax liabilities not yet due and payable.

K.                                    Litigation.  There is neither pending nor, to the best of Borrowers’ knowledge, threatened, any litigation, proceeding, or governmental investigation, administrative or judicial, which if decided adversely might have a materially adverse effect on any of the Obligors’ businesses, properties, or condition (whether financial or otherwise) or on their ability to perform their obligations under the Principal Agreements.

L.                                      Margin rules.  No monies advanced by Lender will be used to purchase or carry any “margin security” or “margin stock” as such terms are used in Regulations T, U, and X of the Board of Governors of the Federal Reserve System, or to extend credit to others for such purposes.  The Obligors are not engaged principally in, or have one of their important activities, the business of extending credit to purchase or carry any such margin security or margin stock.  If requested by Lender, the Obligors will furnish Lender with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in such regulations.

M.                                 ERISA.   (1) No “Employee Benefit Plan” as such term is defined in the Employee Retirement Income Security Act of 1974 and regulations thereunder (“ERISA”), as the same have been and shall be amended from time to time and maintained by the Obligors (individually a “Plan” and collectively the “Plans”) or any related trust or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) which would subject any party, including the Obligors, the Plans themselves, or any trustee, administrator or service provider to any material tax or penalty on prohibited transactions imposed by Section 4972 of the Internal Revenue Code (“Code”); (2) no Pension Plan subject to Title IV of ERISA or to the minimum funding standards of Section 302 of Title I of ERISA has ever been sponsored by the Obligors or terminated, nor have there been any reportable events (as that term is defined Section 4043 of ERISA) with respect to any such Pension Plan since the effective date of ERISA, nor has any such Pension Plan incurred any “accumulated funding deficiency” (as such term is defined in Section 422(a) of the Code) whether or not waived, since the effective date of ERISA; and (3) the Obligors are not now and never have been a party to any multi-employer pension or benefit plan nor have they participated in any unfunded plan providing for post-retirement health insurance except for coverage as may be required by ERISA.

N.                                    Compliance.  The Obligors possess all necessary and material permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including patents, trademarks, trade names, and copyrights) to allow them to own and operate their businesses without any material violation of law or of the rights of others.  The Obligors are duly authorized, qualified, licensed under, and in compliance with, all material laws, regulations, authorizations, and orders of public authorities to the extent that the same are necessary or applicable to the ownership and operation of their businesses.

O.                                    Hazardous materials.  To the best of Borrowers’ knowledge, the Obligors have not violated in any material respect any local, state, or federal law or regulation relating to the storage, generation, use, transportation, treatment, or disposal of solid wastes, and no such material violation has occurred at any time at, on, or from any real estate ever owned by the Obligors or any predecessor in interest of the Obligors.  There has occurred no material spill, discharge, leak, emission, injection, escape, dumping, or release of any kind of any toxic or hazardous substances as defined under any applicable local, state, or federal laws or regulations on any such real estate or into the environment surrounding any such real estate other than those releases of waste water or air emissions permissible under such laws or regulations or allowable under valid permits held by the Obligors or any predecessor in interest.  The Obligors have no knowledge of any facts which could form a basis for any liabilities, damages, obligations, losses, or expenses relating to any such environmental conditions. The Obligors have received no notice of responsibility or other notice or demand relating to any alleged violation of any law or regulation relating to hazardous substances or environmental conditions.

P.                                      Accuracy of books and records.  All books and records of the Obligors accurately reflect in all material respects all matters and transactions reported or recorded therein.

Q.                                    Subsidiaries.  Except as set forth in Schedule 1, the Obligors (1) have no wholly owned subsidiaries and (2) have no investments in the stock or securities of any other corporation, firm, partnership, trust, or other entity.  BRAI represents (1) that it owns all the issued and outstanding stock of all of the corporate Subsidiaries except Fantail Restaurant, Inc., (2) that Ocean, Inc. owns all the issued and outstanding stock of Fantail Restaurant, Inc., and (3) that BRAI owns the entire beneficial interest in the Trust.

R.                                     Insurance.  The Obligors now maintain and always have maintained insurance coverage against such risks and in such amounts as they reasonably believe necessary to protect against all reasonably foreseeable claims for property damage, personal injury, and other risks.

16.                                 Standard Covenants and Warranties.  This Section 16 includes provisions pertaining to the Subsidiaries as well as to Borrowers.  Borrowers agree with Lender that any violation of such a provision will constitute an Event of Default even if Borrowers bear no direct responsibility for the violation.  On this basis, Borrowers jointly and severally covenant with Lender and warrant to Lender as follows.

A.                                   Legal existence and good standing.  Each of the Obligors will maintain its legal existence and good standing in the state of its organization and will maintain its qualification to do business in every other state in which it is currently qualified if the failure to maintain such qualification would have a material adverse effect upon its operations, except that if BRAI closes the Restaurant operated by Polcari’s of Cambridge, Inc., or closes or sells the

Subsidiaries’ current Restaurants located in Florida and/or New Jersey, then the subsequent dissolution of the corporation operating each such closed Restaurant shall not constitute a violation of this Section 16A.  Each of the Obligors will qualify to do business in every other state in which such qualification becomes required by law and thereafter will maintain such qualification, unless a failure to so qualify would not have any material adverse effect.

B.                                     Conduct of Business.  Each of the Obligors will duly observe and comply in all material respects with all applicable laws and all requirements of any governmental authorities relative to its assets and to the conduct of its business. Each of the Obligors will obtain, maintain, and keep in full force and effect, all material authorizations, approvals, consents, franchises, licenses, permits and other rights and privileges necessary to the conduct of its business.

C.                                     Losses and disputes regarding collateral.  Borrowers immediately will notify Lender of any event materially adversely affecting any material part of any tangible or intangible property in which Lender has a security interest, whether the property is owned by one of the Borrowers or by one of the Subsidiaries.

D.                                    Maintenance and insurance of assets, other insurance.  Each of the Obligors will insure its assets against such hazards and liabilities, in such form and amounts, and with such insurers, as may be reasonably satisfactory to Lender. Each of the Obligors will maintain insurance against such other risks and liabilities, including liability for property damage and personal injury, in such form and amounts, and with such insurers, as may be reasonably satisfactory to Lender.  From time to time on Lender’s request, and without any request at least thirty days before any insurance policy is due to expire, Borrowers will provide Lender with certificates of the foregoing insurance policy or policies.

E.                                      Taxes.   Each of the Obligors will pay or cause to be paid:

(1)                                  All taxes, assessments, and other governmental charges on or against it or its properties prior to such taxes becoming delinquent, unless such tax, assessment, or charge is being contested in good faith by proper legal proceedings and adequate reserves have been established and maintained therefor;

(2)                                  All excise, sales, and other taxes or charges which become due and payable with respect to any sale or other transaction giving rise to any account receivable or other right to the payment of money or with respect to the collection thereof.

F.                                      [Intentionally omitted ]

G.                                     [Intentionally omitted ]

H.                                    [Intentionally omitted]

I.                                         ERISA Compliance.  Neither the Obligors nor any Pension Plan of the Obligors will:

(1)                                  engage in any prohibited transaction (as defined in ERISA) which would subject any party, including the Obligors, the Plans themselves, or any trustee, administrator, or service provider to any material tax or penalty on prohibited transactions imposed by Section 4972 of the Internal Revenue Code (“Code”);

(2)                                  incur any “accumulated funding deficiency” (as defined in Section 412(a) of the Code or Section 302 of ERISA), whether or not waived; or

(3)                                  terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of any of the Obligors.

J.                                        Pension Plans.  With respect to any Pension Plan the benefits under which are guaranteed in whole or in part by the Pension Benefit Guaranty Corporation (the “PBGC”), each of the Obligors shall:

(1)                                  Fund each Pension Plan as required by the provisions of Section 412 of the Code and Section 302 of ERISA;

(2)                                  Cause each Pension Plan to pay all benefits when due in accordance with applicable law; and

(3)                                  Furnish to Lender (i) written notice of the occurrence of a Reportable Event (as such term is defined in Section 4043 of ERISA), such notice to be given promptly, but in any event within five (5) days of the occurrence of a Reportable Event with respect to a Pension Plan; (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 4122 of the Code and Section 302 of ERISA, such copy to be furnished not later than the date of submission of the request to the Department of Labor or to the Internal Revenue Service (the “IRS”), as the case may be; (iii) a copy of any notice of intent to terminate any Pension Plan, such copy to be furnished no later than the date of submission to the PBGC; and (iv) notice that the Obligor will or may incur any liability to or on account of a Pension Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, such notice to be given within the ten (10) days after the Obligor knows or has reason to know thereof.  Any notice to be provided to Lender under this Section shall include a certificate of the Obligor’s chief financial officer setting forth details as to such occurrence and the action, if any, which is required or proposed to be taken, together with any notices required or proposed to be filed with or by the Obligor, the PBGC, the IRS, the trustee, or the plan administrator with respect thereto.

K.                                    Notification of default.  Within five (5) business days after becoming aware of the existence of any circumstance or occurrence which with or without the giving of notice or the passage of time, or both, would cause or constitute an Event of Default, Borrowers will give Lender written notice thereof, specifying the nature of the matter and the action being taken or proposed to be taken with respect thereto.

L.                                      Notification of litigation.  Borrowers will notify Lender in writing of any litigation commenced against any of the Obligors and of any proceeding commenced against any of the Obligors by any governmental agency or authority, if there is any reasonable likelihood that such litigation or proceeding, singly or in combination with others, reasonably might be expected to have a material adverse effect upon any or all of the Obligors.  Such notice will be given within five business days after the commencement of the action or proceeding.

M.                                 Notification of material adverse change.  Borrowers will notify Lender within five business days after there occurs or arises any circumstance or occurrence which might reasonably be expected to constitute or cause either a material adverse change in the financial or business condition of any or all of the Obligors or a material diminution in the value of any material part of its tangible or intangible property of any or all of the Obligors.

N.                                    Maintenance of books and records.   Each of the Obligors will keep adequate records and books of account, in which true and complete entries will be made reflecting all of the material business and financial transactions relating to its business and its assets.

O.                                    Inspection by Lender.    Each of the Borrowers will permit Lender from time to time on reasonable oral notice (and not, in any case, less than twenty-four hours) to inspect its facilities and tangible assets.

P.                                      Further assurances.  Borrowers will sign and deliver such additional documents, instruments, and other papers, and will take all such actions, as Lender reasonably requires to assure to Lender its rights under this agreement and the other Loan Documents and to carry into effect the provisions of this agreement.

Q.                                    Environmental regulations and hazardous materials.  Each of the Obligors will comply in all material respects at all times with any and all applicable federal, state, and local laws, rules, orders, and regulations governing hazardous materials, hazardous wastes, or oil as defined in any local, state, or federal laws, rules, orders, and regulations and will otherwise comply in all material respects with all laws and regulations relating to pollution control in all jurisdictions in which it operates.

R.                                     Merger and consolidation.  Without Lender’s prior express written consent, none of the Obligors will consolidate with or merge with or into any other corporation or other entity, even if the Obligor would be the survivor.

S.                                      Performance of Other Contracts.  Each of the Obligors will perform and observe all of its material duties and obligations under its present and future material contracts and agreements with vendors, lenders, lessors, lessees, and other persons and organizations.

T.                                     Operating Account; autocharge.  BRAI and the Subsidiaries will maintain all of their principal depository accounts and investment accounts with Lender.  One or more such accounts (“Operating Accounts”) shall be designated as the source of Borrowers’ payments of the New Loans.  BRAI may maintain accounts at other banks for payroll transactions and for the daily depositing of revenue, but the balance of any such deposit accounts shall be transferred daily to Lender.  Borrowers shall ensure that the balance of immediately available funds in the Operating Accounts is sufficient to enable Lender to withdraw from the accounts when due every payment called for by this agreement or by the notes evidencing the New Loans.  Borrowers irrevocably authorize Lender to make such withdrawals without prior notice.

17.                                 Additional representatives, warranties, covenants, and agreements.

A.                                   Ownership of the Subsidiaries.  In entering into this agreement, Lender relies upon (1) BRAI’s absolute and unencumbered ownership and control of all beneficial interests in the Trust, (2) BRAI’s absolute and unencumbered ownership and control of all shares of stock in all of the corporate Subsidiaries except Fantail, and (3) Ocean’s absolute and unencumbered ownership and control of all shares of stock of Fantail.  The purpose of this Section 17A is to ensure that the foregoing ownership and control continue as long as any of the Obligations remain outstanding, except with respect to Subsidiaries which are dissolved pursuant to applicable provisions of this agreement.

(1)                                  Representations and warranties.  BRAI warrants and represents to Lender (a) that the ownership of the Subsidiaries is accurately and completely set forth in this Section 17A, (b) that all information set forth in Schedule 1 is true and complete, and (c) that no information omitted from Schedule 1 is reasonably necessary to make the included information not materially misleading.  BRAI further warrants and represents to Lender that its interests in the Subsidiaries and in the Trust (collectively “Interests”) are subject to no agreement, warrant, trust, encumbrance, lien, or other obligation of any kind whatsoever which could result in the voluntary or involuntary transfer to any person or entity of all or any portion of such Interests.

(2)                                  Covenants.  BRAI covenants and agrees with Lender to maintain exclusive and unencumbered ownership and control of the Interests.  Without limiting the generality of the preceding sentence, BRAI covenants and agrees with Lender as follows:

(a)                                  Not to sell, pledge, encumber, or otherwise transfer or agree to transfer in any manner whatsoever any of the Interests;

(b)                                 Not to cause or permit the issuance or sale of any additional capital stock of the corporate Subsidiaries; and

(c)                                  Not to take any actions contrary to the stated purposes of this Section 17A.  The corporate dissolutions referenced in Section 16A of this agreement shall not be considered a violation of the foregoing provisions.

(3)                                  Involuntary transfers.   BRAI agrees with Lender that for the purposes of this Section 17A any involuntary transfer of any interest in any of the Interests shall constitute a breach of these covenants and agreements.

B.                                     Trademarks, franchises, and liquor licenses.  BRAI represents to Lender (1) that the list attached as Schedule 9 identifies all liquor licenses in which any of the Obligors has an interest, (2) that the list attached as Schedule 10 identifies all franchise agreements in which any of the Obligors acts as a franchisor, and (3) that the list attached as Schedule 11 identifies all trademarks and servicemarks in which any of the Obligors has an interest.

C.                                     Leases.  All of the Restaurants operate in leased premises.  The continuation of such leases (“Restaurant Leases”) is vital to the Obligors’ success.  Accordingly, BRAI shall ensure that none of the Subsidiaries materially defaults on any of the Restaurant Leases and that (subject to Section 17A) each such lease is renewed or extended before it expires.   The term “Restaurant Leases” includes all future leases as well as existing leases.  The termination of a lease or sublease in connection with the closure or sale of a Restaurant made in accordance with applicable provisions of this agreement or the other Loan Documents shall not constitute a violation of this Section 17C.

18.                                 Events of Default.  For purposes of this agreement an “Event of Default” shall be any of the following:

(a)                                  any violation, breach, non-compliance, or failure with respect to any duty, obligation, agreement, covenant, warranty, representation, or other undertaking of Borrowers set forth in this agreement (collectively “Breach”), unless either (i) the Breach is cured within an expressly applicable cure period or grace period, or (ii) if this agreement provides no expressly applicable cure period or grace period, then (A) the Breach is readily curable, and (B) Borrowers promptly commence a cure, and (C) Borrowers complete the cure within the shortest reasonable period, which shall not exceed thirty days after the Breach first arose or occurred;

(b)                                 any other event, circumstance, or occurrence that is specifically designated in this agreement as an Event of Default;

(c)                                  any event, circumstance, or occurrence that is defined as an “event of default” in any of the other Loan Documents or in any of the Related Documents, if the same has continued beyond the expiration of any expressly applicable cure period or grace period;

(d)                                 any event, circumstance, or occurrence that is defined as an “event of default” in any legal document that sets forth, evidences, or secures (i) any other loan or credit facility made or extended to any of the Obligors by Lender after the date of this agreement, (ii) any loan or other credit facility extended to any of the Obligors by any person or entity other than Lender, including not only loans and credit facilities in existence on the date of this agreement but also loans and credit facilities extended in the future;

(e)                                  any material default not cured within any expressly applicable grace period or due period on any lease of equipment or real estate in which any of the Obligors is the lessee, whether such lease now exists or comes into existence in the future;

(f)                                    the termination or expiration, within any one fiscal year of BRAI, of more than thirty-five percent of the Restaurant Leases that were in force at the beginning of such fiscal year; or

(g)                                 any material adverse change in the financial condition of the Obligors as a whole.

19.                                 Certain waivers.  LENDER AND BORROWERS HEREBY WAIVE AND RELEASE IRREVOCABLY THEIR RIGHTS (1) TO HAVE A TRIAL BY JURY IN ANY ACTION TO WHICH LENDER AND EITHER OR BOTH OF THE BORROWERS ARE PARTIES, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, AND (2) TO ASSERT IN ANY SUCH ACTION ANY CLAIM FOR PUNITIVE DAMAGES, EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES, AND ANY OTHER DAMAGES WHATSOEVER OTHER THAN ACTUAL DAMAGES.  In this section the terms “Lender” and “Borrowers” include the parties’ stockholders, directors, trustees, beneficiaries, officers, employees, attorneys, and agents.  This section is intended by Lender and Borrowers to apply with full force and effect to all of the Loan Documents as if it were set forth in full in each one of the Loan Documents.

20.                                 Indemnity.  Borrowers jointly and severally agree to indemnify Lender against, and hold Lender harmless from, any and all losses, damages (whether compensatory, punitive, or otherwise), liabilities, claims, causes of action (whether legal, equitable, or administrative), judgments, court costs, and other expenses (including reasonable professional fees and reasonable legal fees) which Lender suffers or incurs as a direct or indirect consequence of: (a) Lender’s performance of this agreement, any of the other Loan Documents, or any of the Related Documents, including without implied limitation Lender’s exercise or failure to exercise any rights, remedies, or powers; (b) Borrowers’  failure to perform any of Borrowers’ obligations as and when required by this agreement, by any of the other Loan Documents, or by any of the Related Documents, including without implied limitation any failure at any time of any representation or warranty of Borrowers to be true and correct and any failure by Borrowers to satisfy any condition; (c) any claim or cause of action of any kind by any person or entity to the effect that Lender is in any way responsible or liable for any act or omission of Borrowers or of any of the Subsidiaries, whether on account of any theory of derivative liability or otherwise; or (d) any claim or cause of action of any kind by any person or entity that would have the effect of denying Lender the full benefit or protection of any provision of the Loan Documents or the Related Documents.  Lender’s rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired, or eliminated in any way by any finding or allegation that Lender’s conduct is active, passive, or subject to any other classification, or that Lender is directly or indirectly responsible under any theory of any kind, character, or nature for any act or omission by Borrowers, by one of the Subsidiaries, or by any other person or entity except Lender.  Notwithstanding the foregoing provisions, Borrowers shall not be obligated to indemnify Lender to the extent that the foregoing arises from Lender’s gross negligence or willful misconduct.  which Lender is determined by a court of competent jurisdiction to have committed.  Borrowers shall pay any indebtedness arising under this Section 20 to Lender within ten days following demand by Lender.  Borrowers’ obligations under this Section 20 shall survive the termination of this agreement.

21.                                 Miscellaneous.

A.                                   Costs.  Except to the extent expressly otherwise provided in this agreement, Borrowers jointly and severally shall reimburse Lender on demand for all costs and expenses, including without limitation Lender’s reasonable professional fees and reasonable legal fees, incurred by or on behalf of Lender in connection with (1) the closing of the transactions contemplated by this agreement, (2) the future amendment, restatement, or replacement, of this agreement or any of the other Loan Documents or Related Documents, (3) the negotiation or other resolution of any uncertainty, dispute, or controversy arising from or connected with the transactions contemplated by this agreement, and (4) the enforcement of any rights or remedies that are made available to Lender by law, by the specific terms of this agreement, by any of the other Loan Documents, or by any of the Related Documents.  The costs and expenses covered by this Section 21A shall include, without implied limitation, all costs and expenses incurred by Lender (including reasonable professional fees and reasonable legal fees) in connection with any bankruptcy case, bankruptcy proceeding, or other bankruptcy matter in which either or both of the Borrowers is a debtor, regardless of the capacity or capacities in which Lender is involved in any such bankruptcy.  Nothing in this Section 21A shall be construed to limit Lender’s rights or Borrowers’   obligations under any other provision of this agreement.

B.                                     Termination. This agreement shall terminate when all of the Obligations have been paid and performed in full, but Sections 20 and 21A shall survive termination.

C.                                     Modification. This agreement may be amended only in a writing that is signed by all parties to this agreement.

D.                                    Governing law; choice of forum.  This agreement has been negotiated and signed in the Commonwealth of Massachusetts, and all parties have relied upon the applicability of the laws of the Commonwealth of Massachusetts.  Accordingly, this agreement shall be interpreted and enforced in accordance with the internal laws of Massachusetts, disregarding any law or doctrine that would dictate application of the law of another state.  Borrowers covenant and agree (1) not to commence any action against Lender, or involving Lender, in any court that sits outside Massachusetts and (2) not to seek to transfer to any court that sits outside Massachusetts any action commenced by Lender in Massachusetts.

E.                                      Binding effect.  This agreement is binding upon the successors and assigns of all parties, and it inures to the benefit of such successors and assigns.

F.                                      Severability.  Even if one or more provisions of this agreement are determined by a court         to be invalid or unenforceable, the remaining provisions of this agreement nevertheless shall continue in effect.

G.                                     Remedies cumulative.  All rights and remedies afforded Lender by this agreement are cumulative; none shall be construed to limit or impair any rights or remedies afforded Lender by the other Loan Documents, by the Related Documents, or by law.

H.                                    No waiver.  No failure to act, omission, or forbearance by Lender to exercise its rights or remedies under any or all of the Loan Documents or Related Documents shall constitute a waiver by Lender of such rights or remedies, regardless of how long such failure to act, omission, or forbearance continues, unless Lender expressly waives such right in writing.  No waiver by Lender in any in one instance shall constitute a waiver in any other instance unless Lender expressly so states in writing.

I.                                         No assignment.  None of Borrowers’ rights under this agreement may be assigned, pledged, or otherwise transferred, nor may any of Borrowers’ duties be delegated.

J.                                        No Third Parties Benefited.  This agreement is entered into for the sole protection and benefit of Lender, Borrowers, and their permitted successors and assigns.  No other person or entity shall have any right of action under this agreement.

K.                                    Notices.  Except as otherwise expressly provided herein, all notices given under this agreement shall be given in writing and shall be deemed given upon (1) actual delivery to the office of the addressee or (2) if mailed, upon the third business day after deposit in United States Postal Service by certified mail, postage prepaid, addressed to the addresses of Borrowers or Lender appearing below or to such other address as a party designates by written notice:

BORROWERS:	LENDER:
999 Broadway	390 Main Street
Suite 400	Worcester, MA 01608
Saugus, MA 01906	Attn: Michael D. Thibeault,
Attn: Controller	Senior Vice President

Copies of all notices shall be sent to the addressee’s counsel as follows, but the failure to send such a notice shall not affect its validity.

Andrew P. Strehle, Esq.	Dale R. Harger, Esq.
Brown Rudnick	Mountain, Dearborn & Whiting LLP
Berlack Israels LLP	370 Main Street
1 Financial Center	Worcester, MA 01608
Boston, MA 02111

L.                                      Relationship of Parties.    The relationship of Borrowers and Lender does not constitute a joint venture, partnership, or agency relationship, but is and shall at all times remain a relationship of borrower and lender, depositor and depositary bank, assignor and assignee, pledgor and pledgee, and debtor and secured party.

M.                                 Entire agreement.  This agreement, the other Loan Documents, and the Related Documents set forth the parties’ entire understanding, superseding all prior negotiations, promises, and agreements.

N.                                    Construction.   Because all parties have participated in the drafting of this agreement, the parties agree that any rule of construction to the effect that an agreement should be construed against the drafter shall be inapplicable.

Signed as a sealed instrument April 14, 2005.

Witnesses:	Parties:
Commerce Bank & Trust Company

By:
Michael D. Thibeault,
Senior Vice President

Boston Restaurant Associates, Inc.

By:
George R. Chapdelaine, President
and Chief Executive Officer

BRA Nominee Trust

By:
George R. Chapdelaine, only in his
capacity as Trustee and not in his
individual capacity